EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-78379, 333-35484, 333-99251, and 333-116062 on Form S-8 and Registration Statement No. 333-91954 on Form S-3 of our reports dated February 25, 2010, relating to the consolidated financial statements of the StanCorp Financial Group, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption, on January 1, 2007, of new accounting guidance) and the effectiveness of StanCorp Financial Group, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of StanCorp Financial Group, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Portland, Oregon

February 25, 2010